Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM AND

ARTICLES OF ASSOCIATION

OF

Puxin Limited

(adopted by a special resolution passed on February 5, 2018)

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

Puxin Limited

(adopted by a special resolution passed on February 5, 2018 )

1.	The name of the Company is Puxin Limited.

2.	The Registered Office of the Company shall be at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands, or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (as amended) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all of the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Law (as amended).

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

6.	The authorized share capital of the Company is US$50,000 divided into (i) 988,082,120 Ordinary Shares of par value US$0.00005 each, and (ii) 11,917,880 redeemable participating Series A Preferred Shares of par value US$0.00005 each (the “Series A Preferred Shares”), each provided always that subject to the Statute and the Articles, the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide, every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

7.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Puxin Limited

(adopted by a special resolution passed on February 5, 2018)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	means, with respect to any Person other than a natural person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. With respect to any Person who is a natural Person, such Person’s Affiliates shall also include his or her spouse and lineal descendants, and estates or trusts controlled by the foregoing. The term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of fifty percent (50%) or more of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.

“Articles”	means these articles of association of the Company as originally formed or as from time to time altered by Special Resolution.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Automatic Conversion”	shall have the meaning set forth in Article 8.3(C) hereof.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, United States of America, Hong Kong or the Cayman Islands.

“Company”	means the above named company, i.e., Puxin Limited.

“Company Securities”	means the Equity Securities of the Company, including the Ordinary Shares and the Preferred Shares.

“Consent”	means any consent, approval, permit, license, exemption or order of, registration or filing with, any Governmental Authority.

“Conversion Price”	means the Series A Conversion Price.

“Convertible Securities”	shall have the meaning set forth in Article 8.3(E)(4)(a)(ii) hereof.

“Date of Qualified IPO”	means the first day on which the Company Securities begin trading on a stock exchange pursuant to a Qualified IPO.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Domestic Company”	means Pu Xin Education Technology Group Co., Ltd

( ), a limited liability company incorporated under the Laws of the PRC.

“Drag-Along Sale”	shall have the meaning set forth in Article 8.8 hereof.

“Drag-Along Sale Notice”	shall have the meaning set forth in Article 8.8 hereof.

“Election Notice”	shall have the meaning set forth in Article 8.8 hereof.

“Election Period”	shall have the meaning set forth in Article 8.8 hereof.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Law (2003 Revision).

“Equity Securities”	means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Excepted Issuances”	shall have the meaning set forth in Article 8.3(E)(4)(a)(iii) hereof.

“Exempted Distribution”	means (a) the purchase, repurchase or redemption of Ordinary Shares by the Company at no more than cost from terminated employees, officers, consultants or other holders of such Ordinary Shares in accordance with the ESOP, or pursuant to written contractual arrangements with the Company approved by the Board (so long as such approval includes the approval of the Investor Director), (b) the purchase, repurchase or redemption of the Preferred Shares pursuant to these Articles (including in connection with the conversion of such Preferred Shares into Ordinary Shares), and (c) the payment of dividends to the holders of the Preferred Shares in accordance with Article 8.1 hereof.

“ESOP”	means any equity incentive, purchase or participation plan, employee stock option plan or similar plan of the Company approved and adopted in accordance with the Shareholders Agreement, including but not limited to the arrangement under Section 6.06 of the Shareholders Agreement

“Fasturn”	shall have the same meaning set forth in the Share Subscription Agreement.

“Fasturn Liquidation Preference Amount”	shall have the meaning set forth in Article 8.2(A)(1).

“Fasturn Per Share Issue Price”	means RMB21.9512 per share with respect to any Series A Preferred Shares held by Fasturn, as proportionally adjusted for share sub-divisions, share dividends, share consolidations, recapitalizations and similar events from time to time.

“Fasturn Redemption Price”	shall have the meaning set forth in Article 8.5(A).

“Founder”	means Mr. Yunlong Sha ( ), a PRC citizen with identification card number being 21020219760127271X.

“Governmental Authority”	means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order”	means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Companies”	means the Company, the HK Company, the WFOE, the Domestic Company and any direct and indirect Subsidiaries of the foregoing (with each of such Group Companies being referred to as a “Group Company”).

“HK Company”	means Prepshine Holdings Co., Limited ( ), a company organized under the Laws of Hong Kong.

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC.

“Indebtedness”	of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized in accordance with the applicable accounting standards, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Initial Subscription Amount”	shall have the meaning set forth in the Onshore Equity Increase Agreement.

“Interested Transaction”	shall have the meaning set forth in Article 82 hereof.

“Investor”	shall have the meaning set forth in the Shareholders Agreement.

“Investor Director”	shall have the meaning set forth in Article 63 hereof.

“Investor Liquidation Preference Amount”	shall have the meaning set forth in Article 8.2(A)(1).

“Issuance Notice”	shall have the meaning set forth in Article 8.9 hereof.

“IPO Resolution”	means a Board resolution or a Shareholders resolution to approve the Qualified IPO or any related reorganization of the Group Companies for purpose of effectuating the Qualified IPO.

“Law” or “Laws”	means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liquidation Event”	means any of the following events: (i) the liquidation, dissolution or winding up of the Company; (ii) the sale or disposition of all or substantially all of the assets of the Group Company (taken as whole) to any third party (including the sale or exclusive licensing of all or substantially all of the intellectual property of the Group Company (taken as whole) to any third party); or (iii) any merger or consolidation of the Company with or into any other entity, where the shareholders of the Company immediately prior to such transaction in the aggregate cease to own at least fifty percentage (50%) of the voting securities of the entity surviving or resulting from such transaction.

“Majority Preferred Holders”	means the holders of more than 50% of the voting power of the outstanding Preferred Shares (voting together as a single class and on an as converted and fully diluted basis).

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Management Shareholder”	shall have the meaning set forth in the Shareholders Agreement.

“Material Breach Event”	means any of the following events: (i) the Management Shareholders’ material breach of the provisions under any of the Transaction Documents and VIE Documents; (ii) the Management Shareholders’ violation of the non-competition and non-solicitation provisions set forth in Section 6.02 of Shareholders Agreement; (iii) the Management Shareholders’ failure to comply with the corporate governance provisions set forth in Article 2 of Shareholders Agreement; (iv) failure by the Group Companies to obtain or renew the Consents that are necessary for the conduction of business operations by the Group Companies; (v) the Principal being held criminally liable for any reason and such event has materially and adversely affected the Group Companies’ business operations; or (vi) the occurrence of any Qualified IPO Rejection Event.

“New Securities”	means any Company Securities, provided, however, that for the purpose of Article 8.3, the term “New Securities” shall have the meaning set forth in Article 8.3(E)(4)(a)(iii) hereof; for the purpose of Article 8.9, the term “New Securities” shall not include (i) Equity Securities issued pursuant to a Public Offering, (ii) Equity Securities issued or issuable to the Group Companies’ employees, officers, directors, consultants or any other Persons qualified pursuant to the employee ownership or equity incentive plan of the Company, including those reserved in the arrangement under the Section 6.06 of Shareholders Agreement, (iii) Equity Securities issued in connection with any bona fide acquisition (whether by consolidation, merger, purchase of assets, amalgamation, reorganization or otherwise) of any other Person, (iv) Equity Securities issued or issuable pursuant to a share subdivision, share dividend, combination, Recapitalization or other similar transaction of the Company, and (v) Ordinary Shares issued upon the conversion of Preferred Shares.

“Offered Securities”	shall have the meaning set forth in Article 8.6 hereof.

“Offeror”	shall have the meaning set forth in Article 8.8 hereof.

“Onshore Equity Increase Agreement”	means the Capital Increase Agreement entered by and among the Domestic Company, the Principals and Shanghai Trustbridge Investment Management Co., Ltd. and Tianjin Puxian Education and Technology Limited Partnership ) in 2015.

“Options”	shall have the meaning set forth in Article 8.3(E)(4)(a)(i) hereof.

“Option Period”	shall have the meaning set forth in Article 8.6 hereof.

“Ordinary Resolution”	means a resolution of a duly constituted general meeting of the Company passed by Shareholders holding a simple majority (i.e., more than 50%) of the issued Shares of the Company (including Ordinary Shares and Preferred Shares, voting together as a single class and on an as-converted basis) or a written resolution as provided in Article 41.

“Ordinary Share”	shall mean the Company’s ordinary share, par value US$0.00005 per share.

“Per Share Issue Price”	means Trustbridge Per Share Issue Price or Fasturn Per Share Issue Price.

“Permitted Transfers”	means (i) any Transfer of Company Securities by a Management Shareholder to its Affiliate(s) or a trust for the benefit of such Management Shareholder or its Affiliate(s), or (ii) any Transfer of Company Securities by the Management Shareholders pursuant to or in furtherance of the ESOP.

“Person”	means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof excludes the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.

“Preferred Shares”	means the Series A Preferred Shares.

“Previous Closing Date”	means the date on which Shanghai Trustbridge Investment Management Co., Ltd. contributed its Initial Subscription Amount under the Onshore Equity Increase Agreement to the Domestic Company.

“Principal/Principals”	shall have the meaning set forth in Share Subscription Agreement.

“Proposed Issuance”	shall have the meaning set forth in Article 8.9 hereof.

“Proposed Recipient”	shall have the meaning set forth in Article 8.9 hereof.

“Public Offering”	means a firm underwritten public offering of the Ordinary Shares of the Company and the listing of such securities for trading on a stock or investment exchange or other public market.

“Qualified IPO”	means a firm commitment underwritten public offering of the Ordinary Shares of the Company on the New York Stock Exchange, the Nasdaq Global Market System, the Main Board or the Growth Enterprise Market of the Hong Kong Stock Exchange, Shanghai Stock Exchange, Shenzhen Stock Exchange, or any other recognized international securities exchange approved by the Board, with an implied pre-money valuation of at least RMB10 billion on a fully diluted and as converted basis or any Public Offering which does not satisfy the requirements described above but is approved by the Investors.

“Qualified IPO Completion Deadline”	means the last date of the sixtieth (60th) month following the Previous Closing Date.

“Qualified IPO Rejection Event”	means at any time when a Qualified IPO is ready to be consummated, the occurrence of any of the following events: (i) at the time of adoption of the IPO Resolution, the Investors or the Investor Director (as applicable) votes in favor of the IPO Resolution, but the Management Shareholders or directors appointed by the Management Shareholders (as applicable) abstain from voting or vote against the IPO Resolution, such that the IPO Resolution has not been duly adopted or approved; (ii) at any Board meeting or Shareholders meeting after the adoption or approval of the IPO Resolution, the Management Shareholders or directors appointed by the Management Shareholders (as applicable) fail to prevent the revocation or termination of enforcement of the IPO Resolution that has been previously adopted or approved; or (iii) after the adoption or approval of the IPO Resolution, the Management Shareholders fail to prevent the Company’s management from suspending the process of the Qualified IPO without reasonable reason, or otherwise fail to use their best efforts to carry out the plan of the Qualified IPO, which has resulted in an undue delay of the Qualified IPO.

“Redemption Notice”	shall have the meaning set forth in Article 8.5(A).

“Redemption Price”	shall have the meaning set forth in Article 8.5(A).

“Registered Office”	means the registered office for the time being of the Company.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Related Party”	means any Affiliate, officer, director, supervisory board member of any Group Company.

“Restructuring Agreement”	has the meaning set forth in Share Subscription Agreement.

“Series A Issue Date”	means the date of the first issuance of a Series A Preferred Share.

“Series A Conversion Price”	has the meaning set forth in Article 8.3(A) hereof.

“Series A Preferred Share”	means the series A preferred share with a par value of US$0.00005 per share in the share capital of the Company, having the rights, preferences, privileges and restrictions set out in the Memorandum and Articles and the Shareholders Agreement.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Shares”	means all issued and outstanding Ordinary Shares and the Preferred Shares of the Company.

“Shareholder”	means each shareholder of the Company.

“Shareholders Agreement”	means the Shareholders Agreement entered by and among the Company, Management Shareholders and the Investors dated February 5, 2018.

“Share Subscription Agreement”	means the Share Subscription Agreement entered by and among the Company, Principals, Management Shareholders, Investors and other related parties dated February 5, 2018.

“Special Resolution”	means a resolution of a duly constituted general meeting of the Company passed by at least two thirds (2/3) of the Shares (including Ordinary Shares and Preferred Shares, voting together as a single class and on an as-converted basis) , or a written resolution as provided in Article 41.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiary”	means, with respect to any given Person, any other Person that is controlled directly or indirectly by such given Person.

“Transaction Documents”	means Restructuring Agreement, Share Subscription Agreement, Shareholders Agreement, the Memorandum and Articles and each of the other agreements and documents otherwise required to implement the transactions contemplated by the Restructuring Agreement.

“Transfer”	means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Transfer Notice”	shall have the meaning set forth in Article 8.6 hereof.

“Transferor”	shall have the meaning set forth in Article 8.6 hereof.

“Trustbridge”	shall have the same meaning set forth in the Share Subscription Agreement.

“Trustbridge Liquidation Preference Amount”	shall have the meaning set forth in Article 8.2(A)(1).

“Trustbridge Per Share Issue Price”	means RMB21.9512 per share with respect to any Series A Preferred Shares held by Trustbridge, as proportionally adjusted for share sub-divisions, share dividends, share consolidations, recapitalizations and similar events from time to time.

“Trustbridge Redemption Price”	shall have the meaning set forth in Article 8.5(A).

“VIE Documents”	shall have the same meanings set forth in the Restructuring Agreement.

“WFOE”	means Purong (Beijing) Information Technology Co., Ltd. ...

2.	In the Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5	any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6	the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles;

2.7	the term “or” is not exclusive;

2.8	the term “including” will be deemed to be followed by, “but not limited to”;

2.9	the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.10	the term “day” means “calendar day”, and “month” means calendar month;

2.11	the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.12	references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.13	all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies); and

2.14	headings are inserted for reference only and shall be ignored in construing these Articles.

3.	For the avoidance of doubt, each other Article herein is subject to the provisions of Articles 8, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Articles 8 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of Articles 8 and 9 and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one or more series; and (c) the series of Preferred Shares shall be designated prior to their allotment and issue. In the event that any Preferred Shares shall be converted pursuant to Article 8.3 hereof, the Preferred Shares so converted shall be cancelled and shall not be re-issuable by the Company. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company.

7.	The Company shall not issue Shares to bearer.

PREFERRED SHARES

8.	Certain rights, preferences and privileges of the Preferred Shares of the Company are as follows:

8.1	Dividends Rights.

Except for an Exempted Distribution, no dividend or distribution, whether in cash, in property, or in any other shares of the Company, shall be declared, paid, set aside or made with respect to the Ordinary Shares at any time unless a dividend or distribution is likewise declared, paid, set aside or made, respectively, at the same time with respect to each outstanding Preferred Share such that the dividend or distribution declared, paid, set aside or made to the holder thereof shall be equal to the dividend or distribution that such holder would have received pursuant to this Article 8.1 if such Preferred Share had been converted into Ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made.

8.2	Liquidation Rights.

A.	Liquidation Preferences. In the event of the occurrence of any Liquidation Event, after the repayment of outstanding Indebtedness of the Company and the payment of fees and expenses in connection with the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution shall be distributed to the shareholders of the Company as follows:

(1) first, Trustbridge shall be entitled to receive, in respect of each Series A Preferred Share held by Trustbridge as of the date of such Liquidation Event, an amount (the “Trustbridge Liquidation Preference Amount”) equal to the Trustbridge Per Share Issue Price × (1 + 8%)N, where N is a fraction, the numerator of which is the number of calendar days between Previous Closing Date and the date on which the Trustbridge Liquidation Preference Amount have been received by Trustbridge and the denominator of which is 365; Fasturn shall be entitled to receive, in respect of each Series A Preferred Share held by Fasturn as of the date of such Liquidation Event, an amount (the “Fasturn Liquidation Preference Amount”, collectively with Trustbridge Liquidation Preference Amount, the “Investor Liquidation Preference Amount”) equal to the Fasturn Per Share Issue Price × (1 + 8%)N, where N is a fraction, the numerator of which is the number of calendar days between Previous Closing Date and the date on which the Fasturn Liquidation Preference Amount have been received by Fasturn and the denominator of which is 365; and

(2) If there are any assets or funds remaining after the Investor Liquidation Preference Amount has been distributed or paid in full to the Investors pursuant to clause (1) above, the remaining assets and funds of the Company available for distribution to the Members shall be distributed ratably among all Members according to the relative number of Ordinary Shares held by such Member on an as converted and fully diluted basis.

B.	Valuation of Properties. In the event the Company proposes to distribute assets other than cash in connection with any Liquidation Event of the Company pursuant to Article 8.2(A), the value of the assets to be distributed to the Members shall be determined in good faith by the Board; provided that any securities not subject to an investment letter or similar restrictions on free marketability shall be valued as follows:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(2) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(3) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board;

provided further that the method of valuation of securities subject to an investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the Board.

Regardless of the foregoing, the Majority Preferred Holders shall have the right to challenge any determination by the Board of value pursuant to this Article 8.2(B), in which case the determination of value shall be made by an independent appraiser selected jointly by the Board and the Majority Preferred Holders, with the cost of such appraisal to be borne by the Company.

C.	Notices. In the event that the Company shall propose at any time to consummate a Liquidation Event, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles, the Company shall send to the holders of Preferred Shares at least twenty (20) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the Majority Preferred Holders.

D.	Enforcement. In the event the requirements of this Article 8.2 are not complied with, the Company shall forthwith either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Article 8.2 have been complied with, or (ii) cancel such transaction.

8.3	Conversion Rights.

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares:

A.	Conversion Ratio. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series A Preferred Share shall be the quotient of the Per Share Issue Price divided by the then effective Series A conversion price (the “Series A Conversion Price”), which shall initially be the Per Share Issue Price, resulting in an initial conversion ratio for Series A Preferred Shares of 1:1.

B.	Optional Conversion. Subject to the Statute and these Articles, any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non assessable Ordinary Shares based on the then-effective Conversion Price.

C.	Automatic Conversion. Each Preferred Share shall automatically be converted, based on the then-effective Conversion Price, without the payment of any additional consideration, into fully-paid and non assessable Ordinary Shares upon the earlier of (i) the closing of a Qualified IPO, or (ii) the date specified by written consent or agreement of the Majority Preferred Holders. Any conversion pursuant to this Article 8.3(C) shall be referred to as an “Automatic Conversion”.

D.	Conversion Mechanism. The conversion hereunder of any applicable Preferred Share shall be effected in the following manner:

(1) Except as provided in Articles 8.3(D)(2) and 8.3(D)(3) below, before any holder of any Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) at the office of the Company or of any transfer agent for such share to be converted and shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of applicable Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice and such surrender of the Preferred Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

(2) If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to the closing of such sale of securities.

(3) Upon the occurrence of an event of Automatic Conversion, all holders of Preferred Shares to be automatically converted will be given at least ten (10) days’ prior written notice of the date fixed (which date shall in the case of a Qualified IPO be the latest practicable date immediately prior to the closing of the Qualified IPO) and the place designated for automatic conversion of all such Preferred Shares pursuant to this Article 8.3(D). Such notice shall be given pursuant to Articles 106 through 110 to each record holder of such Preferred Shares at such holder’s address appearing on the register of members. On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable certificate or certificates (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) for all such shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall promptly effect such conversion and update its register of members to reflect such conversion, and all rights with respect to such Preferred Shares so converted will terminate, with the exception of the right of a holder thereof to receive the Ordinary Shares issuable upon conversion of such Preferred Shares, and upon surrender of the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor), to receive certificates (if applicable) for the number of Ordinary Shares into which such Preferred Shares have been converted. All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(4) The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(5) No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board of Directors (so long as such approval includes the approval of the Investor Director), or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6) Upon conversion, all accrued but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all accrued but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of a number of further Ordinary Shares equal to the value of such cash amount, at the option of the holders of the applicable Preferred Shares.

E.	Adjustment of the Conversion Price. The Conversion Price shall be adjusted and readjusted from time to time as provided below:

(1) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision with respect to each Preferred Share shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination with respect to each Preferred Share shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the Conversion Price then in effect with respect to each Preferred Share shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such conversion price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(3) Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(4) Adjustments to Conversion Price for Dilutive Issuance.

(a) Special Definition. For purpose of this Article 8.3(E)(4), the following definitions shall apply:

(i) “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii) “Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii) “New Securities” shall mean all Ordinary Shares issued (or, pursuant to Article 8.3(E)(4)(c), deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances (collectively, the “Excepted Issuances”):

a).	Ordinary Shares (or Options exercisable for such Ordinary Shares) (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events) issued (or issuable pursuant to such Options) to the Group Companies’ employees, officers, directors, consultants or any other Persons qualified pursuant to the ESOP or the arrangement under the Section 6.06 of Shareholders Agreement;

b).	Ordinary Shares issued or issuable pursuant to a share split or sub-division, share dividend, combination, recapitalization or other similar transaction of the Company, as described in Article 8.3(E)(1) through Article 8.3(E)(3);

c).	Ordinary Shares issued upon the conversion of Preferred Shares;

d).	Equity Securities issued pursuant to a Public Offering;

e).	any Equity Securities of the Company issued as dividend or distribution solely on the Preferred Shares in accordance with the Memorandum and Articles, or in connection with a subdivision, combination, reclassification or similar event of the Preferred Shares; and

f).	with respect to the Series A Conversion Price, any Equity Securities for which any Investor has agreed in writing to waive the applicable adjustment to the Series A Conversion Price provided by Article 8.3(E)(4)(d) below.

(b) No Adjustment of Conversion Price. No adjustment in the Conversion Price with respect to any Preferred Share shall be made in respect of the issuance of New Securities unless the consideration per Ordinary Share (determined pursuant to Article 8.3(E)(4)(e) hereof) for the New Securities issued or deemed to be issued by the Company is less than such Conversion Price in effect immediately prior to such issuance, as provided for by Article 8.3(E)(4)(d). No adjustment or readjustment in the Conversion Price with respect to any Preferred Share otherwise required by this Article 8.3 shall affect any Ordinary Shares issued upon conversion of any applicable Preferred Share prior to such adjustment or readjustment, as the case may be.

(c) Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the Series A Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(i) no further adjustment in the Conversion Price with respect to any Preferred Share shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Ordinary Shares;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii) no readjustment pursuant to Article 8.3(E)(4)(c)(ii) shall have the effect of increasing the then effective Conversion Price with respect to any Preferred Share to an amount which exceeds the Conversion Price with respect to such Preferred Share that would have been in effect had no adjustments in relation to the issuance of the Options or Convertible Securities as referenced in Article 8.3(E)(4)(c)(ii) been made;

(iv) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(x)	in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(y)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.3(E)(4)(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(v) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price with respect to any Preferred Share which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price with respect to such Preferred Share shall be adjusted pursuant to this Article 8.3(E)(4)(c) as of the actual date of their issuance.

(d) Adjustment of the Conversion Price upon Issuance of New Securities. In the event of an issuance of New Securities, at any time after the Series A Issue Date, for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions) less than the Conversion Price with respect to any Preferred Share in effect immediately prior to such issue, except as waivered by the holder of such Preferred Share by a written acknowledgement, then and in such event, the Conversion Price with respect to such Preferred Share shall be reduced, concurrently with such issue, to a price determined as set forth below:

NCP = OCP * (OS + (NP/OCP))/(OS + NS)

WHERE:

NCP = the new Conversion Price with respect to such Preferred Share,

OCP = the Conversion Price with respect to such Preferred Share in effect immediately before the issuance of the New Securities,

OS = the total outstanding Ordinary Shares immediately before the issuance of the New Securities plus the total Ordinary Shares issuable upon conversion of all the outstanding Preferred Shares and exercise of outstanding Options immediately before the issuance of the New Securities,

NP = the total consideration received for the issuance or sale of the New Securities, and

NS = the number of New Securities issued or sold.

(e) Determination of Consideration. For purposes of this Article 8.3(E)(4), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board of Directors (so long as such approval includes the consent of the Investor Director); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;

(3) in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board of Directors including the consent of the Investor Director.

(ii) Options and Convertible Securities. The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3(E)(4)(c) hereof relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(5) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 8.3(E) are not strictly applicable, but the failure to make any adjustment to the Conversion Price with respect to any Preferred Share, would not fairly protect the conversion rights of the holders of such Preferred Shares in accordance with the essential intent and principles hereof, then the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3(E), necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares.

(6) No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.3 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.

(7) Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price with respect to any Preferred Share, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of such Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Conversion Price with respect to such Preferred Share, in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of such Preferred Shares after such adjustment or readjustment.

(8) Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3(E), the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price with respect to the relevant Preferred Share, and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(9) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(10) Notices. Any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 106 through 110.

(11) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

8.4	Voting Rights.

A.	General Rights. Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company: (a) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, and (b) the holder of a Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted and fully diluted basis (after aggregating all shares into which the Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). The holders of Preferred Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Shareholders. Holders of Preferred Shares shall vote their Preferred Shares on an as-converted basis.

B.	Protective Provisions.

1.	Approval by the Investors. The Company shall not take, permit to occur, approve, authorize, or agree or commit to take any of the following actions, and no Member shall permit the Company to, take, permit to occur, approve, authorize, or agree or commit to take any of the following actions, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to take any of the following actions, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, without (i) the approval of the Investors, and (ii) the affirmative written consent or approval of the Shareholders holding at least two thirds (2/3) of the issued Shares (including Ordinary Shares and Preferred Shares, voting together as a single class and on an as-converted basis):

(1)	effect a merger, spilt, consolidation, restructuring, change of control, establishment of any Subsidiary, joint venture or partnership arrangements, change of organizational form, liquidation, winding up, dissolution, insolvency or other similar transactions;

(2)	declare or pay any dividends or distribution to shareholders, or determine any profit distribution policy;

(3)	engage in any business materially different from the existing business lines, change or cease any existing business line, or change the principal business of the Company;

(4)	increase or reduce (by redemption, repurchase or otherwise) the authorized share capital of the Company and the Domestic Company (save for the issuance of Ordinary Shares upon the conversion of any Preferred Shares, or the redemption of any Preferred Shares in accordance with their terms of issue, or issuance or sale of any Equity Security or debt security or grant any warrant, option, award or other right to acquire the foregoing pursuant to the ESOP duly approved by the Board, change the shareholding structure of the Company (save for those issued, transferred or granted pursuant to the ESOP duly approved by the Board), WFOE and the Domestic Company, or dilute or reduce the ownership of any Investor in the Company and the Domestic Company (save for the arrangement under the ESOP);

(5)	dispose of all or any portion of material assets, business, goodwill or other interests of any Group Company;

(6)	amend the constitutional documents (including the Memorandum and Articles) of the Company and the Domestic Company;

(7)	change the size or composition of the Board or any committee thereof;

(8)	transact with any Related Party;

(9)	engage in any debt financing plan or arrangement in excess of US$15,000,000;

(10)	engage in any merger or acquisition with an amount in excess of RMB100,000,000;

(11)	issue or sell any Equity Security or grant any warrant, option, award or other right to acquire the foregoing (except for those issued or granted pursuant to the ESOP duly approved by the Board);

(12)	determine the underwriter(s) and stock exchange of, and approve the valuation and terms and conditions of, the Public Offering;

(13)	approve or amend any annual budget and operational plan, including any capital expenditure, operating budget and financial plan (such approval shall be obtained before the beginning of each fiscal year);

(14)	amend or cancel any Investor’s rights under the Transaction Documents or grant any third party any right more favorable than any Investor’s rights under the Transaction Documents;

(15)	engage in other matters that materially and adversely affect the financial condition and business development of the Company;

(16)	engage in any jointly operated project; or

(17)	other matters agreed upon by Company and Members.

2.	Board Approvals. The Company shall not take, permit to occur, approve, authorize, or agree or commit to take any of the following actions, and the Members shall not permit the Company to, take, permit to occur, approve, authorize, or agree or commit to take any of the following actions, whether in a single transaction or a series of related transactions, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to take any of the following actions , whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved by the Board (which approval includes the consent of the Investor Director):

(1)	sell, pledge, mortgage, lease or otherwise dispose of assets outside the ordinary course of business; or with a transaction amount in excess of US$5,000,000 in aggregate per fiscal year; with respect to any disposal of the Equity Securities of the Group Companies, if the revenue or turnover of such Equity Securities disposed accounts for more than 5% of the revenue or turnover of the Company in the preceding fiscal year on consolidated basis;

(2)	create, incur or assume any indebtedness or payment obligation in excess of US$15,000,000;

(3)	approve or amend any quarterly budget and operational plan, including any capital expenditure, operating budget and financial plan (such approval shall be obtained before the beginning of each financial quarter);

(4)	incur any capital expenditure not contemplated by the duly-approved budget or plan;

(5)	incur any financial indebtedness not contemplated by the duly approved budget or plan;

(6)	provide guarantee or security in respect of obligations of a third party (including the Shareholders or actual controlling persons of the Company);

(7)	make any material changes to the accounting policies, engage or change the independent Auditor;

(8)	execute, terminate or amend any VIE Documents;

(9)	adopt or amend the ESOP (including adoption of the ESOP under the Section 6.06 of Shareholders Agreement), or grant any options under the ESOP; or

(10)	other matters to be approved by the Board as requested by the Shareholders meeting.

The Board may delegate its power to approve one or more of the foregoing matters set forth above in this Article 8.4.B.2 to any committee of the Board so long as such delegation is approved by the Board (including approval of the Investor Director). In the event of any such delegation to any committee of the Board, approval by such committee in respect of such matters shall satisfy the approval requirements of this Article 8.4.B.2.

8.5	Redemption Rights

A.	Redemption. (a) Upon and after the occurrence of any of the following events: (i) a Qualified IPO shall not have been closed prior to the Qualified IPO Completion Deadline; or (ii) any Material Breach Event, Trustbridge shall have the right, by issuing a written notice (the “Redemption Notice”), to require the Company or the Management Shareholders to redeem or purchase all of the outstanding Series A Preferred Shares held by Trustbridge at a redemption or purchase price (the “Trustbridge Redemption Price”) per share equal to the Trustbridge Per Share Issue Price × (1 + 8%)N, where N is a fraction, the numerator of which is the number of calendar days between Previous Closing Date and the date on which such Series A Preferred Shares held by Trustbridge have been redeemed or purchased and the denominator of which is 365; Fasturn shall have the right, by issuing a Redemption Notice, to require the Company or the Management Shareholders to redeem or purchase all of the outstanding Series A Preferred Shares held by Fasturn at a redemption or purchase price (the “Fasturn Redemption Price”, collectively with Trustbridge Redemption Price, the “Redemption Price”) per share equal to the Fasturn Per Share Issue Price × (1 + 8%)N, where N is a fraction, the numerator of which is the number of calendar days between Previous Closing Date and the date on which such Series A Preferred Shares held by Fasturn have been redeemed or purchased and the denominator of which is 365. For the avoidance of doubt, in the event that Trustbridge or Fasturn elects to request the Management Shareholders to purchase all of its outstanding Series A Preferred Shares, (i) the shareholding percentage that each Management Shareholder shall purchase from Trustbridge or Fasturn shall equal to the product of (x) the aggregate shareholding percentage that Trustbridge or Fasturn requests all the Management Shareholders to purchase, multiplied by (y) a fraction, the numerator of which is the shareholding percentage of such Management Shareholder in the Company and the denominator of which is the aggregate shareholding percentage of all the Management Shareholders in the Company; and (ii) the purchase price that each Management Shareholder shall pay to Trustbridge or Fasturn shall equal to the product of (x) the Trustbridge Redemption Price or Fasturn Redemption Price, multiplied by (y) a fraction, the numerator of which is the shareholding percentage of such Management Shareholder in the Company and the denominator of which is the aggregate shareholding percentage of all the Management Shareholders in the Company.

(b) If the Company or the Management Shareholders fail to redeem or purchase the Series A Preferred Shares as requested by any Investor by the date that is sixty (60) Business Days after date of the issuance of the Redemption Notice, such Investor shall have the right to require a dissolution and liquidation of the Company, and the Company and the Management Shareholders shall cooperate with such Investor to effect the dissolution and liquidation of the Company. In the event that the liquidation distribution as received by Trustbridge or Fasturn is less than the Trustbridge Redemption Price or Fasturn Redemption Price (calculated as if no such dissolution or liquidation has occurred and N is updated to represent a fraction, the numerator of which is the number of calendar days between Previous Closing Date and the date on which the liquidation assets are distributed and the denominator of which is 365), the Management Shareholders shall be responsible to pay to Trustbridge or Fasturn, on a pro rata basis, any such deficiency.

B.	No Impairment. Once the Company has received a Redemption Notice, it shall not (and shall not permit any Subsidiary to) take any action which could have the effect of delaying, undermining or restricting the redemption, and the Company shall in good faith use all reasonable efforts as expeditiously as possible to increase the amount of legally available redemption funds including without limitation, causing any other Group Company to distribute any and all available funds to the Company for purposes of paying the Redemption Price, and until the date on which each requested Preferred Share is redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

8.6	Right of First Refusal

A.	Subject to Section 3.02 of Shareholders Agreement and except for the Permitted Transfers, if any Management Shareholder (the “Transferor”) proposes to Transfer any Company Securities to one or more Persons other than the Shareholders, the Transferor shall give the Company and the Investors a written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Company Securities to be transferred (the “Offered Securities”), (ii) the identity and address of the prospective transferee and (iii) the consideration and other material terms and conditions upon which the proposed Transfer is to be made.

B.	Each Investor shall have an option for a period of twenty (20) Business Days following receipt of the Transfer Notice (the “Option Period”) by notifying the Transferor in writing before expiration of the Option Period to (i) disapprove such Transfer, or (ii) approve such Transfer and not exercise its right of first refusal, or (iii) approve such Transfer and elect to purchase all or any portion of the Offered Securities at the same price and subject to the same terms and conditions as described in the Transfer Notice and specify the number of such Offered Securities that it wishes to purchase. Failure by any Investor to give such notice within the Option Period shall be deemed a consent to the Transfer and a waiver by such Investor of its rights of first refusal under this Article 8.6 with respect to such Offered Securities.

C.	If any Investor gives the Transferor and the Company notice that it desires to purchase Offered Securities, payment for the Offered Securities to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Securities to be purchased, remotely via the exchange of documents and signatures no later than the 60th day after expiration of the Option Period, or other time as agreed by the Transferor and such Investor. The Company will update its register of members upon the consummation of any such Transfer.

8.7	Co-Sale Rights

A.	After receiving the Transfer Notice, to the extent that any Investor does not elect to exercise its right of first refusal provided under Article 8.6, such Investor shall have the right to participate in such sale of Offered Securities proposed to be Transferred by the Transferor to the prospective transferee identified in the Transfer Notice on the same terms and conditions as specified in the Transfer Notice, by notifying the Transferor in writing the number of such Offered Securities that it wishes to sell before expiration of the Option Period. Failure by any Investor to give such notice within the Option Period shall be deemed a waiver by such Investor of its co-sale rights under this Article 8.7 with respect to such Offered Securities.

B.	The maximum number of Company Securities that each Investor may elect to sell shall be equal to the product of (x) the number of the Offered Securities proposed to be Transferred by the Transferor to the prospective transferee identified in the Transfer Notice, multiplied by (y) a fraction, the numerator of which shall be the number of Companies Securities owned by such Investor and the denominator of which shall be the total number of Companies Securities held by the Transferor and such Investor immediately prior to the proposed Transfer.

C.	Any Investor shall effect its participation in the sale by promptly delivering to the Transferor for Transfer to the prospective transferee, before the applicable closing, one or more certificates, which represent the type and number of Company Securities which such Investor elects to sell.

D.	The share certificate or certificates that any Investor delivers to the Transferor pursuant to Article 8.7 shall be submitted to the Company for cancellation and the Company shall, upon the consummation of the sale of the Company Securities pursuant to the terms and conditions specified in the Transfer Notice, issue a new certificate to such Investor for the remaining balance. The Transferor shall concurrently therewith remit to such Investor that portion of the sale proceeds to which such Investor is entitled by reason of its participation in such Transfer. The Company shall update its register of members upon consummation of such Transfer.

E.	To the extent that any prospective purchaser prohibits the participation by any Investor exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase Company Securities from such Investor, the Transferor shall not sell to such prospective purchaser any Company Securities. In the event that the Transferor sell any Company Securities not in compliance with this Article 8.7, the Investors shall have the right to sell to the Transferor and the Transferor shall purchase from the Investors such Company Securities that the Investors would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the terms and conditions as the proposed Transfer described in the Transfer Notice.

8.8	Drag-Along Rights

A.	Subject to Section 3.03 of Shareholders Agreement, at any time prior to the Date of Qualified IPO, if any Investor proposes a transaction to Transfer all or any portion of the Company Securities held by such Investor (the “Drag-Along Sale”), to any third party (other than such Investor or any Affiliate of such Investor) (the “Offeror”), such Investor may, at its option, require each Management Shareholder to Transfer all or any portion of the Company Securities of such Management Shareholder to the Offeror and take all actions necessary or desirable to consummate the Drag-Along Sale; provided that such Drag-Along Sale shall be (i) approved by such Investor and the Founder; and (ii) at an equity valuation of the Company of no less than US$1,000,000,000 on a fully diluted basis.

B.	If any Investor elects to exercise its drag-along rights, such Investor shall give a written notice (the “Drag-Along Sale Notice”) to the Management Shareholders as soon as practicable, and in any event not less than thirty (30) days prior to the expected closing date of the Drag-Along Sale. The Drag-Along Sale Notice shall include (i) the number and type of Company Securities to be Transferred, (ii) the name and address, and beneficial owner of the Offeror, (iii) the amount and form of the proposed consideration in connection with the Drag-Along Sale for such Company Securities to be Transferred and (iv) any other terms and conditions of the Drag-Along Sale. In the event that the proposed consideration for the Drag-Along Sale includes consideration other than cash, the Drag-Along Sale Notice shall include a calculation of the fair market value of such consideration and an explanation of the basis for such calculation. Such Drag-Along Sale Notice shall be accompanied by a form of the proposed agreement, if any exists at such time, between such Investor and the Offeror regarding the Drag-Along Sale.

C.	If any Management Shareholder desires to purchase the Company Securities held by any Investor as proposed to be Transferred in the Drag-Along Sale, such Management Shareholder shall give a written notice (the “Election Notice”) to such Investor within thirty (30) days after the receipt of the Drag-Along Sale Notice (the “Election Period”), indicating that it intends to purchase such Company Securities held by such Investor at the same price and on the same terms and conditions as described in the Drag-Along Sale Notice. Such Investor shall agree to Transfer such Company Securities to such Management Shareholder upon receipt of such Election Notice, and the Transfer shall be consummated within sixty (60) days after the expiration of such Election Period. If the Management Shareholders fail to give the Election Notice within such Election Period or refuse to purchase the Company Securities held by any Investor in writing, such Investor shall have the right to exercise its drag-along rights under this Article 8.8 to require each Management Shareholder to Transfer, together with such Investor, all or any portion of the Company Securities of such Management Shareholder to the Offeror at the same price and on the same terms and conditions described in the Drag-Along Sale Notice.

D.	The Investors shall have sixty (60) days from the expiration of the Election Period to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice.

8.9	Preemptive Rights

A.	The Company shall not issue any New Securities to any Person (the “Proposed Recipient”) unless the Company has offered each Investor in accordance with the provisions of this Article 8.9 the right to purchase up to such Investor’s pro rata share of a portion of the New Securities, for a purchase price equal to the price to be paid by the Proposed Recipient and on the same terms and conditions as are offered to the Proposed Recipient. For purpose of this Article 8.9, each Investor’s “pro rata share” to purchase a portion of the New Securities shall be equal to the product of (x) the number of New Securities to be issued in the Proposed Issuance, multiplied by (y) a fraction, the numerator of which shall be the number of Company Securities owned by such Investor and the denominator of which shall be the total number of Company Securities then outstanding immediately prior to the issuance of such New Securities.

B.	Not less than twenty (20) Business Days (or other shorter period as agreed by the Investors) prior to any proposed issuance of Such New Securities (a “Proposed Issuance”), the Company shall deliver to the Investors a written notice of the Proposed Issuance (the “Issuance Notice”) setting forth (i) the number, type and material terms and conditions of the New Securities to be issued, (ii) the consideration to be received by the Company in connection with the Proposed Issuance, and (iii) the identity of the Proposed Recipients.

C.	Within fifteen (15) Business Days following receipt of the Issuance Notice, the Investors shall give written notice to the Company of its election to waive or exercise its preemptive rights under this Article 8.9 and if elect to exercise, specifying the number of Company Securities to be purchased by the Investors. Failure by any Investor to give such notice within such fifteen (15) Business Day period shall be deemed a waiver by such Investor of its preemptive rights under this Article 8.9 with respect to such Proposed Issuance.

D.	If both Investors fail to exercise their preemptive rights within the time period described above, the Company shall be free to complete the Proposed Issuance on terms no less favorable to the Company than those set forth in the Issuance Notice; provided, that (i) such issuance is consummated within sixty (60) Business Days after the earlier of (x) expiration of the fifteen (15) Business Day period described in Article 8.9, and (y) the date of written notice given by such Investor described in Article 8.9, and (ii) the price at which the new Equity Securities are issued shall be equal to or higher than the purchase price described in the Issuance Notice. In the event that the Company has not issued such New Securities within such sixty (60) Business Day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such New Securities to the Investors in the manner provided in this Article 8.9.

8.10 For the avoidance of doubt, unless otherwise provided in the Shareholders Agreement, the Transfer of any Company Securities by any Investor shall not be subject to any restriction (including those provided in Article 8.6 and Article 8.7) or consent of any other Shareholder.

ORDINARY SHARES

9.	Certain rights, preferences, privileges and limitations of the Ordinary Shares of the Company are as follows:

9.1 Dividend Provision. Subject to the preferential rights of holders of all series and classes of Shares in the Company at the time outstanding having preferential rights as to dividends, the holders of the Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Directors.

9.2 Liquidation. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in Article 8.2.

9.3 Voting Rights. The holder of each Ordinary Share shall have the right to one vote with respect to such Ordinary Share, and shall be entitled to notice of any Members’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

REGISTER OF MEMBERS

10.	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required to be sent to Members under Article 38, or the other books and records of the Company, or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

11.	The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

12.	If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13.	Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

14.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

15.	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

16.	The Shares of the Company are subject to transfer restrictions as set forth in Article 8 and the Shareholders Agreement, by and among the Company and certain of its Members. The Company will only register transfers of Shares that are made in accordance with such agreement and will not register transfers of Shares that are made in violation of such agreement. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

Notwithstanding of any other provision hereunder, prior to the Date of Qualified IPO, except for the Permitted Transfers, the Management Shareholders agree not to Transfer any Company Securities held by them without the prior written consent of the Investors. In addition, if any Director, officer or other employee of the Company acquires, directly or indirectly, Companies Securities in the future, the Company shall ensure that such Director, officer or employee complies with the restrictions on Transfer provided in the preceding sentence and such compliance of restrictions shall be a condition for the direct or indirect acquisition by such Director, officer or employee of the Companies Securities.

REDEMPTION AND REPURCHASE OF SHARES

17.	The Company is permitted to redeem, purchase or otherwise acquire any of the Company’s Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption or repurchase provisions set forth in Article 8.5 of these Memorandum and Articles, (ii) is pursuant to the ESOP, or (iii) is as otherwise agreed by the holder of such Share and the Company, subject in the case of clause (ii), (iii) to compliance with any applicable restrictions set forth in the Memorandum and these Articles (as the case may be). In the case of a repurchase, the foregoing shall constitute the manner of such repurchase and accordingly any such repurchase shall not require separate approval of the Members.

18.	Subject to the provisions of the Statute and these Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles, the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

19.	Subject to Article 8, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied with the consent in writing of Members holding not less than a majority of the votes entitled to be cast by holders (in person or by proxy) of Shares on a poll at a general meeting of such class affected by the proposed variation of rights or with the sanction of a resolution of such Members holding not less than a majority of the votes which could be cast by holders (in person or by proxy) of Shares of such class on a poll at a general meeting but not otherwise.

20.	For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every meeting of holders of separate class of shares, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued Shares of such class and that any Member holding Shares of such class, present in person or by proxy, may demand a poll.

21.	Subject to Article 8, the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by the creation, redesignation, or issue of Shares ranking senior thereto or pari passu therewith.

COMMISSION ON SALE OF SHARES

22.	The Company may, with the approval of the Board (so long as such approval includes the consent of the Investor Director), so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

23.	The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

24.	If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

25.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee.

26.	If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

27.	Subject to Article 8, the Company may by Ordinary Resolution:

27.1 increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

27.2 consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

27.3 by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

27.4 cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

27.5 perform any action not required to be performed by Special Resolution.

28.	Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Article 8, the Company may by Special Resolution:

28.1	alter or add to these Articles;

28.2	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

28.3	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

29.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

30.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

31.	The Shareholders shall hold a regularly scheduled meeting once every calendar year. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

32.	More than one-third (1/3) of Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

33.	A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than one-tenth (1/10) of the voting power of all of the Shares (on an as if converted basis) of the Company entitled to attend and vote at general meetings of the Company.

34.	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

35.	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

36.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

37.	At least fifteen (15) days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Preferred Shares on an as converted and fully diluted basis), and (ii) by the Majority Preferred Holders (or their proxies). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Preferred Shares on an as converted and fully diluted basis), and (ii) by the Majority Preferred Holders (or their proxies).

38.	The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

39.	The holders of a majority of the aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting (including the Preferred Shares on an as converted and fully diluted basis) and the Majority Preferred Holders, together, present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 42, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

40.	A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

41.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all the Shareholders shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company.

42.	A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Members fifteen(15) days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of any Preferred Holders, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Members five (5) days prior to the adjourned meeting in accordance with the notice procedures under Articles 106 through 110 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any holders of Preferred Shares, then the presence of such holders shall not be required at such adjourned meeting for purposes of establishing a quorum. At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

43.	The chairman, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the half of the Directors present shall elect one out of all Directors, or shall designate a Member, to be chairman of the meeting.

44.	With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

45.	A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

46.	On a poll a Member shall have one vote for each Ordinary Share he holds on an as converted and fully diluted basis.

47.	Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

48.	A poll on a question of adjournment shall be taken forthwith.

49.	A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

50.	Except as otherwise required by law or these Articles, the Ordinary Shares and the Preferred Shares shall vote together on an as converted and fully diluted basis on all matters submitted to a vote of Members.

51.	In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

52.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

53.	Subject to the Share Subscription Agreement, no Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

54.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

55.	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

56.	A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

57.	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

58.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

59.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

60.	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

61.	Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

62.	Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

63.	The holders of the Ordinary Shares and Series A Preferred Shares are entitled to appoint the directors of the Company according to the following provision:

The authorized number of directors on the Board shall be four (4) directors, with the composition of the Board determined as follows: (a) Long bright Limited shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time three (3) directors on the Board (each an “Ordinary Director”), one of whom shall be the then chairman of the Board the Company, and (b) the Investors be exclusively entitled to jointly designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director (the “Investor Director”) on the Board.

POWERS OF DIRECTORS

64.	Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Articles 8 and 9. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

65.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

66.	Subject to Article 8, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

67.	Subject to Article 8, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

68.	The office of a Director shall be vacated if:

68.1	such Director gives notice in writing to the Company that he or she resigns the office of Director; or

68.2	such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

68.3	such Director is found to be or becomes of unsound mind.

69.	Each Shareholder agrees that, if at any time it is then entitled to vote for the removal of any Director from the Board, it shall not vote any of its Company Securities or execute proxies or written consents, as the case may be, in favor of the removal of any Director who shall have been designated pursuant to Article 63, unless the Person or Persons entitled to designate or nominate or appoint such Director shall have consented to such removal in writing; provided that, if the Person or Persons entitled to designate any Director shall request in writing the removal, with or without cause, of such Director, each Shareholder shall vote all of its Company Securities or execute proxies or written consents, as the case may be, in favor of such removal.

PROCEEDINGS OF DIRECTORS

70.	Each of the Directors may appoint an alternate Director from time to time to act during his absence and such alternate Director shall be entitled, while holding such office at such, to receive notices of meetings of the Board or any committee (if any) thereof (if the Director who has appointed the alternate Director is a member of such committee), and attend and vote as a Director at any such meeting at which the appointing Director is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of the appointing Director.

71.	The Board shall hold a regularly scheduled meeting at least once every calendar quarter. Meetings shall be held in a location of the Company or other location approved by a majority of the Directors. A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting.

72.	A Board meeting may be called by the chairman or any Director by giving notice in writing to the chairman (or the Board) specifying the date, time and agenda for such meeting. The chairman shall upon receipt of such notice give a copy of such notice to all Directors of such meeting, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. No less than seven (7) days’ prior written notice shall be given to all Directors; provided, however, that such notice period may be reduced or waived with the written consent of all of the Directors.

73.	All meetings of the Board shall require a quorum of at least three (3) Directors, which shall at least include the Investor Director. If any Director is absent (and does not designate a representative) for (i) two (2) consecutive duly-called Board meetings or (ii) two (2) Board meeting in aggregate out of four (4) consecutive duly-called Board meetings, the Shareholder appointing such Director shall remove such Director and such Director shall be removed pursuant to aforesaid provisions.

74.	A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meetings of the Board, the majority of the Directors represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Directors in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of any Investor Director, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Directors five (5) days prior to the adjourned meeting in accordance with the notice procedures under Articles 106 through 110 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any Investor Director, then the presence of such holders shall not be required at such adjourned meeting for purposes of establishing a quorum. At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

75.	At any Board meeting, each Director may exercise one (1) vote. Subject to Article 8.4, all actions of the Board shall require (i) the affirmative vote of at least a majority of the Directors present at a duly-convened meeting of the Board at which a quorum is present or (ii) the unanimous written consent of the Board; provided that, if there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy.

76.	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held. The reasonable costs of attendance of Directors at Board meetings shall be borne by the Company.

77.	All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

PRESUMPTION OF ASSENT

78.	A Director of the Company who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file his or her written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

79.	Subject to Article 82, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

80.	Subject to Article 82, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

81.	Subject to Article 82, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

82.	In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest (and if he votes his vote shall be counted) and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under this Article.

MINUTES

83.	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

84.	The Board of Directors may also, with prior consent of the Investor Director, delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors, with prior consent of the Investor Director, may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

85.	Subject to these Articles, the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

86.	Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

87.	There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

88.	The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board (including the consent of the Investor Director). The Director who is not an employee of any Group Company shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

89.	The Directors may, by resolution of the majority of the Board (including the consent of the Investor Director), approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director.

SEAL

90.	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

91.	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

92.	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

93.	Subject to the Statute and these Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

94.	All dividends and distributions shall be declared and paid according to the provisions of Articles 8 and 9.

95.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

96.	Subject to the provisions of Articles 8 and 9, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

97.	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

98.	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

99.	Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. All declared dividends of the Company should be paid on or before the closing of a Qualified IPO.

CAPITALIZATION

100.	Subject to these Articles, including but not limited to Article 8 and Article 9, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Articles 8 and 9 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

101.	The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company.

102.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

103.	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

104.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

105.	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

106.	Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

107.	Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of three (3) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

108.	A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

109.	Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

110.	Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

111.	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Articles 8 and 9.

112.	Subject to the provisions of Articles 8 and 9, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

113.	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

114.	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

115.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

116.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution and the written consent of the Majority Preferred Holders, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.